EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Sunny Uberoi
Corporate Communications
212.994.8206 suberoi@antigenics.com

Shalini Sharp
Investor Relations
800.962.2436 ir@antigenics.com

HYAM I. LEVITSKY, MD, JOINS ANTIGENICS’ BOARD OF DIRECTORS

NEW YORK – September 14, 2006 – Antigenics Inc. (NASDAQ: AGEN) today announced the appointment of Hyam I. Levitsky, MD, to its board of directors. Currently a professor of oncology, medicine and urology at The Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, the scientific director of Johns Hopkins’ George Santos Bone Marrow Transplant Program, and a member of the Cancer Vaccine Consortium’s executive council, Dr. Levitsky’s appointment brings more than 15 years of clinical and research experience to Antigenics’ board of directors.

“Hy’s research has formed the basis for the development of several novel immunotherapeutic agents for a variety of different cancers,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “His addition brings a substantial level of relevant scientific and clinical expertise. We are delighted to have him on board as we focus on our four priority clinical-stage programs in the field of vaccines and cancer therapeutics.”

Dr. Levitsky’s laboratory research involves basic studies of antigen processing and presentation, T-cell co-stimulation, T-cell priming versus tolerance, and the evolution of tumor-specific immunity during immune reconstitution. He has received numerous awards for his research, including the Stohlman Scholars Award from the Leukemia and Lymphoma Foundation of America, The Senior Research Award from the Multiple Myeloma Research Foundation, Research Awards from the CapCURE foundation, The American Cancer Society and the National Institutes of Health. In 2001, he was elected to the American Society for Clinical Investigation.

Dr. Levitsky received his undergraduate degree in engineering from the University of Pennsylvania in 1980, and his medical degree from the Johns Hopkins University School of Medicine in 1984. He did his internship and residency in internal medicine at Johns Hopkins Hospital, and his fellowship at the Johns Hopkins Oncology Center.

About Antigenics

Antigenics (NASDAQ: AGEN) is working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™, a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; AU-801, a preclinical program targeting autoimmune disorders; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

Participation of Dr. Levitsky on Antigenics’ board of directors does not constitute or imply endorsement by the Johns Hopkins University or the Johns Hopkins University Hospital and Health System.

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